Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

Baywood International, Inc.:

As independent registered certified public accountants, we hereby consent to the reference of our firm under the caption “Experts” in the Registration Statement on Form SB-2 (the “Registration Statement”) of Baywood International, Inc., a Nevada corporation (the “Company”), and to the incorporation of our report dated April 13, 2007, relating to the financial statements of the Company as of December 31, 2006 and 2005 and for the year ended December 31, 2006, included in the Company’s Form 10-KSB for the year ended December 31, 2006.

/s/ Epstein, Weber & Conover, PLC

Scottsdale, Arizona
July 23, 2007